Exhibit 99.1

Sterling Construction Co., Inc.	STRL	Q4 2016 Earnings Call	Mar. 9, 2017
Company▲	Ticker▲	Event Type▲	Date▲

PARTICIPANTS

Corporate Participants

Jennifer Maxwell – Director-Investor Relations, Sterling Construction Co., Inc.

Paul J. Varello – Chief Executive Officer & Director, Sterling Construction Co., Inc.

Ronald A. Ballschmiede – Chief Financial Officer & Executive Vice President, Sterling Construction Co., Inc.

Joseph A. Cutillo – President, Sterling Construction Co., Inc.

Other Participants

Sean D. Eastman – Analyst, KeyBanc Capital Markets, Inc.

Brent Edward Thielman – Analyst, D. A. Davidson & Co.

Robert Joseph Burleson – Analyst, Canaccord Genuity, Inc.

MANAGEMENT DISCUSSION SECTION

Operator: Greetings and welcome to Sterling Construction Company’s Fourth Quarter 2016 Conference Call. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. [Operator Instructions] As a reminder, this conference is being recorded.

I would now like to turn the conference over to Ms. Jennifer Maxwell, Director of Investor Relations for Sterling. Thank you, Ms. Maxwell, you may now begin.

Jennifer Maxwell, Director-Investor Relations

Thank you, Manny. Welcome to Sterling’s fourth quarter 2016 earnings conference call. I am pleased to be here today with our Chief Executive Officer, Paul Varello; our President, Joe Cutillo; and our Chief Financial Officer, Ron Ballschmiede.

We would like to begin this call with an overview of the company’s Safe Harbor language. Some of the discussion today may include forward-looking statements. Actual results could differ materially from statements made today. Please refer to Sterling’s most recent 10-K and 10-Q filings for a more complete description of risk factors that could affect these projections and assumptions. The company assumes no obligation to update forward-looking statements as a result of new information, future events or otherwise.

Now I would like to turn the call over to our Chief Executive Officer, Paul Varello. Paul?

Paul J. Varello, Chief Executive Officer & Director

Thanks Jennifer and good morning everybody. We have a lot of information and some very exciting news to share with you this morning. We will be presenting our final earnings results for the fourth quarter and full year 2016 as well as our backlog and margin at year end, our guidance for 2017 on a same store basis, our announced plan to acquire Tealstone Construction, and finally our view of how this acquisition aligns with our strategy and impacts our earnings in 2017 and beyond.

First, I would like to have our Chief Financial Officer, Ron Ballschmiede give us his report. Ron?

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Ronald A. Ballschmiede, Chief Financial Officer & Executive Vice President, Sterling Construction Co., Inc.

Thanks Paul and good morning everybody. Let me take you through our financial results for the fourth quarter and full year 2016. Revenues for the fourth quarter were $168 million, consistent with $165 million to $170 million range, we discussed in our preliminary fourth quarter results call last month. Our fourth quarter revenues reflect an increase of $16 million or 9.5% over the fourth quarter of 2015. Our full year revenues totaled $690 million, up $67 million or 10.7% over the prior year.

The fourth quarter and full year revenue increase reflects the generally stronger transportation infrastructure market and specifically the ramp-up of our two large projects in Utah and Hawaii. We continue to be selective in bidding new opportunities by focusing on the right balance of risk and reward.

The strengthening of the infrastructure market is evident in our strong year-end backlog that totaled $823 million, an increase of $62 million from December 31, 2015. Importantly, the average gross margin in the year-end backlog was 8.2%, a 120 basis point improvement over the end of 2015. Additionally, at December 31, 2016, we had unsigned low bid awards of $226 million that when combined with our year-end backlog totaled $1.5 billion, a high water mark for our company. In his report, Joe will provide some additional comments on our 2016 awards, combined backlog and strategic progress.

Gross profit for the fourth quarter totaled $6.9 million and was $43.8 million for the full year. As we discussed during our February preliminary results call, we reduced the approximately breakeven fourth quarter net income expectations that we announced in our third quarter earnings release to a loss for the period of between $5.5 million and $6.5 million dollars. The factors driving these unfavorable results were a $2.5 million non-cash charge for a global settlement on a previously completed joint venture project in Texas, other charges on projects and unrecovered equipment at our Texas subsidiary, and finally legal and transaction costs associated with the Tealstone acquisition.

Our general and administrative expense for the fourth quarter of 2016 and full year was $9.4 million and $38.6 million respectively. Our period-over-period G&A expense as a percent of revenues declined from 6.3% to 5.9% for the fourth quarter and from 6.7% to 5.7% for the full year. We believe that G&A expense will continue to improve and the range will be 5.5% to 5.6% in 2017.

Our net other operating expense in the fourth quarter of 2016 was $2.3 million, down slightly from $2.6 million in the comparable period in 2015. For the full year, net other operating expense increased to $9.5 million from $1.5 million in 2015. The significant elements of other expense include the charge for 50% of our earnings related to members’ interest of $8.9 million in 2016 and $4.2 million in 2015, and a 2016 $1.2 million earn-out charge related to a 2011 acquisition for which the earn-out period will end in 2017. These items were offset by gains from sale of equipment throughout both periods. We expect our 2017 other operating expense relating to members interest together with the final year of our earn-out expense to be relatively consistent with 2016, which means we expect it to be in the range of $9 million to $10 million.

Net interest expense for 2016 fourth quarter was $438,000 compared to the fourth quarter of 2015 of $913,000. The decline reflects the lower level of borrowings in 2016. Non-controlling interest in earnings of subsidiaries and joint ventures was $574,000 and $1.8 million in the fourth quarter and full year of 2016 respectively. Essentially all of this expense related to construction JVs for projects in our Utah subsidiary. With the existing majority-owned JV projects continuing into 2017 and the addition of the recently announced $139 million joint venture project in Utah, we expect the non-controlling owners’ interest and earnings of joint ventures to increase to a range of $4 million to $5 million in 2017.

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In 2015, substantially all of the fourth quarter and full year non-controlling interest expense was for the 50% of earnings related to members’ interest of our California subsidiary. As a result of the fourth quarter 2015 amendment to our subsidiary partnership agreement, from that time forward all of our non-controlling interest from both 50% owned subsidiaries have been presented as a component of operating income. The summation of all that, both these factors results in fourth quarter and full year 2016 net loss attributable to Sterling’s common shareholders of $6.3 million or $0.25 per share, or $9.2 million and $0.40 per share for the full year.

Now let’s move into 2017. Using the foundation of our year end combined backlog of over a $1 billion, we anticipate full year 2017 revenue for Sterling on a standalone basis of $720 million to $750 million. For clarity, the revenue and earnings guidance provided in the earnings release excludes the impact of the Tealstone acquisition. Additionally, we expect to report net income per share attributable to Sterling common shareholders for 2017 to be in the range of $0.15 to $0.25, assuming average shares outstanding of approximately $25 million. We expect to satisfy the regulatory and financial closing conditions and to complete the Tealstone acquisition during the second quarter. At that time, we will update our full year guidance to give the consolidated effect of the acquisition.

Now I would like to turn this call over to our President, Joe Cutillo, who will provide additional color around our marketing and business development results and more details regarding our Tealstone acquisition. Joe?

Joseph A. Cutillo, President

Thanks Ron and good morning everybody. For 2016, we saw significant improvements in our bid results, total backlog and gross margins. We attribute these improvements to the progress we have made around bid selection, bid reviews, and improving market conditions. In 2016, we began to see an increase in the number of project opportunities resulting from the federal highway bill and the increased infrastructure spending at the state level in our key markets. Our combined backlog grew by 9.6% from year end 2015 and is now over $1 billion, and our combined gross margin in backlog, including our unsigned low bids, improved over 100 basis points to 8.5%.

In the fourth quarter of 2016, the average gross margin on awarded projects exceeded 9% and marks the fifth consecutive quarter of margin increases. In addition to improving gross margins, we were also able to increase the percentage of our non-heavy highway volume in backlog, which is a key element of our long term earnings growth plan. Our goal is to have 50% of our backlog in higher margin, non-heavy highway work by the end of 2018. During 2016, the volume of our non-heavy highway work in backlog grew from 10% to 25%.

Now let’s turn to 2017. In 2017, we will continue to advance the three legs of our strategic plan, which are as follows: solidifying the base, leveraging high margin business lines across all regions, and expanding into adjacent markets. The first leg, solidifying the base, focuses on improving execution and further reducing costs in all business units, particularly our Texas subsidiary. We will also drive improved sourcing efforts and further reduce our underperforming asset base where appropriate.

The second leg, levering high margin business lines across regions, focuses on the continued expansion of our airport, rail, water and commercial business lines. We have found that these business lines generate much higher margins and have fewer competitors.

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The third leg of our strategy is expansion into adjacent markets where we can apply our core skills and experience in new markets with new customers focused on value-added performance, rather than just low price.

Now, I’d like to discuss Tealstone and how this important acquisition fits into our strategy. Tealstone is a leading concrete construction company based in Denton, Texas – this is just north of Dallas. The company specializes in the construction of concrete foundations, elevated slabs, parking garages, and other concrete work for commercial, industrial, and residential customers in the Texas and Oklahoma markets. This acquisition delivers on two of the three legs of our strategy: levering high margin business lines across regions and expansion into adjacent markets.

Tealstone’s commercial business line when combined with our commercial business enables us to extend these capabilities across to other regions. As an example, we recently levered the commercial capabilities of our Utah subsidiary with the airport credentials of our Arizona subsidiary to win over $60 million worth of parking structure at the Salt Lake City Airport. We believe Tealstone’s capabilities in commercial and residential construction will create similar opportunities and will serve to diversify our customer mix and further improve our margins.

As it relates to expansion into adjacent markets, Tealstone’s commercial and residential business line enable us to penetrate new markets that have high growth potential, relatively low project risk, less capital requirements, and align very well with our core skills.

Now Ron will give you an idea of how the Tealstone acquisition will affect our earnings and other financial aspects of the planned transaction. Ron?

Ronald A. Ballschmiede, Chief Financial Officer & Executive Vice President, Sterling Construction Co., Inc.

Thanks Joe. Let me provide you with a bit more information on the Tealstone purchase price together with the components of the purchase price, our new credit facility commitment, and anticipated timeline to close the transaction and our plan for providing updated guidance for 2017 including Tealstone.

The purchase price is $85 million and will be adjusted for a customary post-closing working capital true-up that is expected to be finalized during the quarter following the close of the acquisition. In addition, there is an earn-out opportunity driven by a sharing of the increased earnings in excess of recent results over the following four-year period. The maximum annual earn-out for the first three years is $3.5 million to $4.5 million per year with a cumulative maximum of $15 million over the four-year period. The earn-out would be self funded utilizing a portion of the increase in earnings.

The sources of funds for the $85 million purchase price includes $15 million of seller financing with maturities of two and three years, 1,882,058 shares of Sterling common stock, and $55 million of debt from Sterling’s new $85 million credit facility. The Sterling common stock consideration was based on at the time, $15 million of Sterling stock valued at $7.97 per share, which was the trailing market price as of the day which the acquisition terms were agreed to between the parties.

We have entered into a financing commitment with a strategic capital group at Oaktree Capital Management LP for an $85 million senior secured term loan credit facility. The facility will replace our existing $40 million asset-based loan and security agreement.

The acquisition is expected to close in the second quarter of 2017 and is contingent upon customary conditions, including the completion of the new debt financing and obtaining regulatory approvals. Finally and as you read in our Tealstone acquisition press release, the financial characteristics of the acquisition are strong and accretive to Sterling’s earnings in 2017.

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On a pro forma basis, assuming the Tealstone acquisition had been completed on January 1, 2016, Sterling’s additional revenues would have been approximately $165 million, net income would have increased by $8 million to $10 million, and earnings per share would have also increased by $0.30 to $0.37 per share. The 2016 pro forma adjustments include estimated financing and acquisition-related purchase accounting costs and the impact of issuing 1.8 million shares of common stock. The pro forma of 2016 average common shares outstanding total approximately $27 million.

We intend to update our 2017 financial guidance upon the closing of the transaction. At that point, we will have certainty at the day that we will begin to include Tealstone results in our 2017 consolidated financial statements and we will understand other impacts of the transaction, including preliminary purchase accounting and acquisition-related costs.

Now I’d like to turn the call back to Paul.

Paul J. Varello, Chief Executive Officer & Director

Thanks Ron. As you have now heard, we anticipate that our base business on a same store basis will be profitable in 2017 with net earnings in the range of $4.5 million to $6.5 million. While these earnings are not yet where we want them to be, they still represent a year-over-year improvement of $13 million to $15 million from the $9 million loss we reported in 2016. Furthermore, we anticipate that earnings will continue to improve in our base business because of the work we’ve done in strengthening our operating performance. In addition, we believe that we will experience substantial tailwinds from the record investments in infrastructure spending anticipated at federal, state and local levels.

We’re also very excited about our planned acquisition of Tealstone. We believe that this transaction will dramatically transform our company and position us for long-term earnings growth and stability.

Now, we’d be happy to take your questions.

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QUESTION AND ANSWER SECTION

Operator: [Operator instructions] Our first question is from Sean Eastman of KeyBanc Capital Markets. Please go ahead.

<Q – Sean Eastman – KeyBanc Capital Markets, Inc.>: Hi gentlemen. First off, just wanted to congratulate Joe on the recent promotion.

<A – Joe Cutillo – Sterling Construction Co., Inc.>: Thank you, Sean, I appreciate that.

<Q – Sean Eastman – KeyBanc Capital Markets, Inc.>: Sean, I guess firstly, just given we’ve got our initial 2017 guidance out here, I was hoping you guys could touch on sort of the gross margin assumption you guys are building in versus the 8.2% that’s in backlog at the end of the year. Maybe you can just discuss how you’re kind of factoring in a cushion for weather and maybe further impact from some of the challenged projects flowing through in Texas.

<A – Paul Varello – Sterling Construction Co., Inc.>: Yes, that’s a good point. Ron, would you handle that one?

<A – Ron Ballschmiede – Sterling Construction Co., Inc.>: Sure. Let me just remind you that on the backlog, trying to triangulate the 8.2% margin to the backlog to what we would expect in the current year. About 75% of our revenue comes out of our beginning backlog number, so if you had a perfect percentage of the 8.2%, you would expect 8.2% from jobs to roll through. The reality is with an improving market, the best margins in our backlog came from what we sold in 2017 – 2016, sorry, somewhat over 9% on average, and of course the oldest ones are the lower margin. So we would expect when you do that FIFO thought process, we would expect the margins coming out of backlog, flowing into the income statement from the jobs being within 50 basis points, a little lower than the 8.2%, because some of that is 9% and those are the jobs that are just starting in 2017.

So slightly – you know, 8% or slightly less is what is in our model, and that just represents the ebb and flow. We have made significant progress at completing what we used to call our legacy projects, those that had zero margin in prior to – sold prior to 2014 and prior. The volume of work left on those projects is essentially nil. We had a few million dollars, but in the world of contracting you’ll always have a few projects that are doing better and worse, and right now that level is down to what I would call noise, so it’s really not a factor going forward.

But of course, it does require us to deliver and execute as we’ve sold, and I will tell you that the statistics but for wrapping up some of those projects that we discussed in our earlier preliminary call, net-net for the year we’re actually positive again once you exclude the wrap-up of the legacy projects, and those that were the most painful projects are finished at this point in time.

<A – Paul Varello – Sterling Construction Co., Inc.>: Thanks Ron.

<Q – Sean Eastman – KeyBanc Capital Markets, Inc.>: That was a good answer, Ron. Thank you for that. Secondly, I think this is maybe one more for Joe and Paul, just looking at the Tealstone acquisition, the commercial buildings and residential kind of end market profile is a little bit different than some of the more airport and rail-type opportunities you guys have discussed in the past in relation to the non-heavy highway growth initiative. So it’d be helpful to get some thoughts on how that end market profile translates into those more airport and rail-type opportunities you guys have discussed in the past.

<A – Paul Varello – Sterling Construction Co., Inc.>: Yeah, it’s certainly a question that has been important to us, Sean. Joe’s been on point with that particular transaction, and I’ll ask him to respond; but before I do, I too want to congratulate Joe in front of everybody here for his promotion. He earned it, and he’s been working very hard, not only on fixing things that are not quite where they need to be within this operation but also in this acquisition and a lot of other subsequent work, so I’m thrilled to have him in this new position.

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I would say one thing, and then we’ll move into Joe’s comment. Concrete is concrete, and by that I mean we aren’t – when we move into commercial and residential, we’re not talking about framing and roofing and plumbing and electrical. We’re talking about the foundations that are very, very similar to what we already placed in terms of concrete on paving and new bridges and other things. We also have a very large commercial business in parts of our operations, particularly in Utah. So it’s very similar to that and it gives us comfort that it’s within our core strengths and core capabilities. So when we talk about expanding into these kind of adjacent markets, we are still seeing within our A, geography and; B, within our core capabilities.

Joe?

<A – Joe Cutillo – Sterling Construction Co., Inc.>: Yes, and I think to add to that, Sean, if you think about the commercial side and the airport side and what we do today, we actually have a nice commercial business that started in our Utah business, and it actually started in the last economic downturn, they migrated towards that. What we’ve found is we are strategically positioning ourselves to grow out the airport business in particular. We’re continuing to look at added on product offerings and services we can bring to that, and when we started looking at projects jointly between our airport experts and our commercial experts out further west, we started to see opportunities in these parking structures and the paving work around the parking structures, which has led into, believe it or not, small bridge projects as well at the Salt Lake City Airport. And its how do we continue to add, bundle and package additional products and services to there, so it fits actually much nicer into the airport space and potentially some of the other spaces than you may think at first blush.

Back to Paul’s comment, we do hundreds of thousands, if not millions of yards of concrete on an annual basis. We’re very competent at that. This gives us other markets to start looking at taking on the residential side, and the Dallas market is an example. So right now, the biggest hang-up for the developers is around building the infrastructure of these developments. We really like the low-cost model that Tealstone brings to the residential side of the world. We think if we can combine their low cost model with some core competencies around paving, as an example, then we can actually enter in and add more value to their end customers and yet grow further with them.

So at first blush, it may not seem as tight as you might think, but as you start digging in and leveraging the capabilities of both sides, you can really do some nice things in the marketplace.

<A – Paul Varello – Sterling Construction Co., Inc.>: Thanks Joe.

<Q – Sean Eastman – KeyBanc Capital Markets, Inc.>: Great, thanks. I guess lastly from me and I’ll turn it over, we see the gross margin in projects awarded at around 9% for 2016. Just wanted to get your thoughts kind of longer term where you guys see that number going, just based on what’s happening with your bidding momentum on both the heavy civil or highway side and this adjacent market initiative. Just trying to get a sense, I guess, how the margin trajectory should look into 2018.

<A – Paul Varello – Sterling Construction Co., Inc.>: Yeah, I would take the first cut at that and then welcome either Ron or Joe’s comments as well. We clearly have on the heavy highway side, where it’s a very competitive business; we will always have lots of work, which is why it’s so important to us. There’s lots of volume, particularly with the new spending at all governmental levels on infrastructure. We see those tailwinds continuing to create more and more opportunities. Yes, there are plenty of competitors, but if there’s enough opportunities, we all get to raise margins and enjoy good work coming forward.

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However, I believe there’s probably an upper level that we would be lucky to hit the low double digits, meaning 10 on a good day, 11 or 12%, and then it starts to become very difficult to get much above that, given where the market is. Now, the one wildcard in that discussion is if there becomes just a tremendous amount of work, we might see margins for a short time spike up further, but generally speaking I think 10% to 12% is sort of the top end of that.

Regarding the non-heavy highway work, we’re experiencing margins that would be 15% to 18% or better, and that’s why the blend, if we went to a targeted 50/50 volume by the end of 2018, one can do the math and find out that we could be generating average revenues that would be mid double digit, 15% or better. So not a bad return, and when you’re doing a $1 billion of work, you can do the math, it gets to be a very attractive business for us with considerably better earnings than we’ve had to date.

Joe, what would you add?

<A – Joe Cutillo – Sterling Construction Co., Inc.>: I think you’re right on. We’ll continue to push and watch pricing on the heavy highway side. We do think there’s another – over the next year or so, another point or so in that, but I agree – when we start breaching the 10% to 11% range, that’s probably where we’re going to cap out, so that goes back to the strategic play of how much traction and how quickly can we diversify part of that portfolio into non-heavy highway [indiscernible] (31:56).

<A – Paul Varello – Sterling Construction Co., Inc.>: I’d add one more thing, Sean, which I think we’ve covered before with you. We also are seeing more and more opportunities for design build where we partner with engineering companies, and that – for example, our recently announced $139 million project in Utah is a design build, it has a partner with a managing partner. But those margins for design build are even better. And so there will also be within heavy highway those opportunities that will drive those margins north and we will be looking for those opportunities as well.

<A – Joe Cutillo – Sterling Construction Co., Inc.>: Yes, I think just one thing to add, I think everybody has to understand strategically, we aren’t going away from heavy highway. We’ll continue to grow that, we’ll take full advantage of the tailwinds, continue to drive margins up, and move forward with that. We want to diversify from a growth perspective into these other areas and still continue to grow and take advantage of heavy highway.

<A – Paul Varello – Sterling Construction Co., Inc.>: Thanks Sean.

<Q – Sean Eastman – KeyBanc Capital Markets, Inc.>: Thanks for all the details, guys. Appreciate it.

Operator: Thank you. The next question is from Brent Thielman of D.A. Davidson. Please go ahead.

<Q – Brent Thielman – D. A. Davidson & Co.>: Hi, good morning. Congratulations on the [indiscernible] (33:12).

<A – Paul Varello – Sterling Construction Co., Inc.>: Good morning Brent.

<Q – Brent Thielman – D. A. Davidson & Co.>: Joe or Paul, or Ron, on the DFW market, it’s been pretty strong for some time. As you guys did your kind of due diligence on the transaction, is there anything you can share just about expectations for the market over the next few years that you kind of discovered in the process?

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<A – Paul Varello – Sterling Construction Co., Inc.>: Yeah, Joe again was on point for that. Joe, perhaps you could talk about that?

<A – Joe Cutillo – Sterling Construction Co., Inc.>: Yes, everything we’ve got from the builders themselves to the market data, right now if you take a look at the Dallas Forth Worth market which has been very robust, and you look at the housing starts, they’re really not back to where they were before the economic downturn. Everything that we’re hearing is that there’s going to be high single to low double digit growth in that market on the residential side for the next three years, and on the commercial side we expect equal or greater growth in that market and as you get up into Oklahoma.

The other thing to keep in mind is that Tealstone is really serving not the entire Dallas Fort Worth market, really just the northern part of the metroplex, so we have continued expansion within the existing market with additional customers above and beyond that, what I’ll call natural market growth that’s going to take place.

<A – Paul Varello – Sterling Construction Co., Inc.>: Then just longer term, we are blessed by being in the regions where that sort of business is continuing to grow. There’s an awful lot of population growth throughout our regions, and we’re expecting after we make sure that this acquisition smoothly fits in, we expect to start moving that same capability into our other regions as well.

<Q – Brent Thielman – D. A. Davidson & Co.>: Okay, great. Then I guess again, on Tealstone, you think about the competitive landscape around them, do you look at this as potentially sort of a platform as part of a bigger roll-up in that particular sector of the market?

<A – Joe Cutillo – Sterling Construction Co., Inc.>: Yeah, we haven’t necessarily talked about a roll-up. We see it as an opportunity to lever in the other regions and geographies that we’re in; however, if the right opportunity comes to add to that, I’m sure we would evaluate that and see if it made sense. But we really like the model that we use, it’s a very low capital model, very high number of subcontractors, and what that enables us to do is take, just like we’re doing with the airport business where we’re leveraging the brains of our Arizona business with the local [ph] broad (35:54), we can lever the brains of the Tealstone business, replicate that, and get local labor to support it, and leverage that in our geographies as a first thing.

I will also tell you that when we were doing diligence and looking at the business, we had an expansion plan that’s a little different than where we ended. Just because the Dallas market is so robust and is growing so much and we have so much opportunity there, we feel very good we don’t have to rush to go to another geography quickly to get the growth rates that we expect. We have a lot of that right in Dallas.

<Q – Brent Thielman – D. A. Davidson & Co.>: Okay, and then maybe one for Ron. The backlog at year-end, can you give any sort of approximation on how much of that is outside of Texas?

<A – Ron Ballschmiede – Sterling Construction Co., Inc.>: Sure. I believe that Texas would be somewhere between 25% and 30% – maybe we can get a more accurate number there? Which is consistent with its revenue base, so it’s pretty much tied in 2016 on the revenue side with our Utah business, and our Utah business with some of these large contracts we’ve announced will be larger from a revenue side in 2017.

<A – Joe Cutillo – Sterling Construction Co., Inc.>: Yeah, you’re pretty close. It was about 30%; a little over $300 million of the $1.5 billion is TSE.

<A – Paul Varello – Sterling Construction Co., Inc.>: Just a $1 billion – we keep saying $1.5 billion, but it’s $1.05 billion?

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<A – Joe Cutillo – Sterling Construction Co., Inc.>: $1.05 billion – I’m sorry.

<A – Paul Varello – Sterling Construction Co., Inc.>: It’s more than $1 billion, but it ain’t quite a $1.5 billion yet.

<A – Joe Cutillo – Sterling Construction Co., Inc.>: $1.05 billion – I made the same mistake.

<Q – Brent Thielman – D. A. Davidson & Co.>: Okay, thanks guys. Appreciate it. Best of luck.

<A – Paul Varello – Sterling Construction Co., Inc.>: Thanks, Brent.

Operator: Thank you. The next question is from Bobby Burleson of Canaccord Genuity. Please go ahead.

<Q – Bobby Burleson – Canaccord Genuity, Inc.>: Yeah, good morning.

<A – Paul Varello – Sterling Construction Co., Inc.>: Good morning Bobby.

<Q – Bobby Burleson – Canaccord Genuity, Inc.>: I guess just looking at Tealstone, I’m just curious what assets you actually got there in terms of a materials business that you can sell externally, or if it’s all going to be essentially work on your own projects.

<A – Paul Varello – Sterling Construction Co., Inc.>: One more time, Joe and Ron, you can answer that.

<A – Ron Ballschmiede – Sterling Construction Co., Inc.>: Well, let me start with – you know, one of the reasons that this is an extraordinarily [ph] nice (38:22) transaction for us is it’s a little bit different than our heavy highway business, and a couple things kind of scream out actually, which are really positive. First, the cash flow from this business is pretty darn close to its net income. It is not a capital intensive business, it has very minor amount of equipment, almost negligible, so their earnings are going to be equal to or right around the cash flow model.

And secondly, on the residential side it’s really not a construction-oriented type of work. It is a build a build, do a slab, build a slab. There’s no bonding in the residential side, cash flow is not hung up with percentage completion accounting and all the complications that come with that. It is really a slab at a time, and they do thousands of them. So it’s a nice steady cash flow. It’s going to stabilize us a little bit. It’s got Texas cyclicality but not nearly as much as the cyclicality that – seasonality, sorry, seasonality that Sterling has with some of its weather challenged states in Q4 and Q1.

So those are the financial characteristics. Joe, do you want to talk a little bit more about the model perhaps?

<A – Joe Cutillo – Sterling Construction Co., Inc.>: Yes, from an asset standpoint, one of the things we really like is its extremely low asset base and an extremely low year-over-year capital requirement. Tealstone has created a slightly unique model in the sense that it’s really more of a manufacturing model than a standard construction model on the residential side, so they subcontract on one slab, instead of a crew there will be multiple crews that work on it that are very fast and they produce over 5,000 slabs a year, which is a huge value to the end customer.

If you think of a house as an example, the very first thing that goes in the ground is the slab. If that schedule is off, everything cascades from there down, so every one of the trade schedules from that point on gets off kilter. They have done a fantastic job of not only serving the customer but having the fastest turnaround on a slab and meeting high expectations, which is a value added to them.

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On the commercial side, very similar – they’ve levered their subcontracting model. They oversee the projects, they oversee all the material, they manage all the materials, and they manage down to the nth degree on how they pay the subs related to material efficiency. So they’ve done a fantastic job of, again, using their skill set and expertise, leveraging outside labor and managing the critical parts of the project.

<Q – Bobby Burleson – Canaccord Genuity, Inc.>: Okay, great. And you talked about potentially boosting profitability on the Texas road work. I’m wondering is that something that happens kind of immediately and you mentioned that there’s certain limits to where margins can go on the heavy civil side, but just curious kind of what the potential boost to margins could be for that road work that you mentioned.

<A – Joe Cutillo – Sterling Construction Co., Inc.>: Yes, that would be – that’s not something we’re going to focus on day one, but we’ll focus on in year one. Okay. Today, we do a tremendous amount – we think of road work as highways, and we do a ton of highways, don’t get me wrong, but we also do a lot of road work that are through neighborhoods, communities, or areas that have store entrances, etc., and with those, every time you widen a road or you make a repair, you also rip out all the curbs, the driveways, all of the flat work associated with it. We generally sub out the majority of that.

When we started looking at cost models and pricing differentiations, Tealstone would be very, very competitive in that market. Now, our objective isn’t to bring down the pricing in that market, but if we could leverage their cost structure and be a subcontractor to ourselves, we believe that there’s added margin we can get out of those projects.

<Q – Bobby Burleson – Canaccord Genuity, Inc.>: So kind of just back to my first question, how much of that work do you think you would end up having externally – or sorry, internally with some of your own projects versus the percentage of Tealstone work that would go external to other folks?

<A – Joe Cutillo – Sterling Construction Co., Inc.>: Oh, the majority of Tealstone’s work will still be external to other folks.

<Q – Bobby Burleson – Canaccord Genuity, Inc.>: Okay. Great, thank you.

<A – Joe Cutillo – Sterling Construction Co., Inc.>: I don’t have the detailed percentage, but yeah.

Operator: Thank you. We have no further questions at this time. I would like to turn the conference back over to Mr. Varello for closing remarks.

Paul J. Varello, Chief Executive Officer & Director

Thanks Manny. Again, thank everybody for participating on our call today. I hope that we conveyed our confidence and our excitement over the financial health, stability and growth of our company, and we hope that you’ll share our enthusiasm. We look forward to reporting our progress during the balance of this year. Thank you again.

Operator: Thank you. Ladies and gentlemen, this does conclude today’s teleconference. You may disconnect your lines at this time and thank you for your participation.

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